SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                                 Amendment No.1*


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              Accuride Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    004398103
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 11 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004398103                  13G                    Page 2 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Tinicum Capital Partners II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   1,989,649
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   1,989,649
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   1,989,649
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   5.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                    PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004398103                  13G                    Page 3 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Tinicum Capital Partners II Parallel Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   10,351
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   10,351
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   10,351
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  0.03%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                   PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004398103                  13G                    Page 4 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    Tinicum Lantern II, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   2,000,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   2,000,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   2,000,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  5.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                   OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004398103                  13G                    Page 5 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Eric M. Ruttenberg
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   2,000,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   2,000,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   2,000,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  5.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                   IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004398103                  13G                    Page 6 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Terence M. O'Toole
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   2,000,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   2,000,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   2,000,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  5.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                   IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004398103                  13G                    Page 7 of 11 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Accuride Corporation (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Issuer's principal executive offices are located at 37140 Office Circle, Evansville, IN 47715


Item 2(a).     Name of Person Filing:

     This statement is filed by:

                  (i) Tinicum Capital Partners II, L.P., a Delaware limited partnership, ("TCP II") with respect to the shares of Common Stock directly owned by it;

                  (ii) Tinicum Capital Partners II Parallel Fund, L.P., a Delaware limited partnership, ("Parallel Fund") with respect to the shares of Common Stock directly owned by it;

                  (iii) Tinicum Lantern II, L.L.C., a Delaware limited liability company (the "General Partner"), with respect to the shares of Common Stock directly owned by TCP II and the Parallel Fund;

                  (iv) Eric M. Ruttenberg, with respect to shares of Common Stock owned by TCP II and the Parallel Fund; and

                  (v) Terence M. O'Toole, with respect to shares of Common Stock owned by TCP II and the Parallel Fund.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 800 Third Avenue, 40th Floor, New York NY 10022.

CUSIP No. 004398103                  13G                    Page 8 of 11 Pages

Item 2(c).     Citizenship:

     Each of TCP II and the Parallel Fund is a limited partnership organized under the laws of the State of Delaware. The General Partner is a limited liability company organized under the laws of the State of Delaware. Mr. Eric M. Ruttenberg and Mr. Terence M. O'Toole are both United States citizens.

Item 2(d).     Title of Class of Securities:
Shares of Common Stock, par value $.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number:  004398103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1
                  (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable

CUSIP No. 004398103                  13G                   Page 9 of 11 Pages

Item 4.   Ownership.

         A.   Tinicum Capital Partners II, L.P.
                   (a) Amount beneficially owned: 1,989,649
                   (b) Percent of class: 5.8%. The percentages used herein and in the rest of Item 4 are calculated based upon the 34,565,416 shares Common Stock that are outstanding as of November 1, 2006 as reported by issuer in its Form 10-Q filed on November 3, 2006.
                   (c)(i) Sole power to vote or direct the vote: 0
                     (ii) Shared power to vote or direct the vote: 1,989,649
                    (iii) Sole power to dispose or direct the disposition: 0
                     (iv) Shared power to dispose or direct the disposition:
                          1,989,649

         B.   Tinicum Capital Partners II Parallel Fund, L.P.
                   (a) Amount beneficially owned: 10,351
                   (b) Percent of class: 0.03%
                   (c)(i) Sole power to vote or direct the vote: 0
                     (ii) Shared power to vote or direct the vote: 10,351
                    (iii) Sole power to dispose or direct the disposition: 0
                     (iv) Shared power to dispose or direct the disposition:
                          10,351

         C.   Tinicum Lantern II, L.L.C.
                   (a) Amount beneficially owned: 2,000,000
                   (b) Percent of class: 5.8%
                   (c)(i) Sole power to vote or direct the vote: 0
                     (ii) Shared power to vote or direct the vote: 2,000,000
                    (iii) Sole power to dispose or direct the disposition: 0
                     (iv) Shared power to dispose or direct the disposition:
                          2,000,000

         D. Eric M. Ruttenberg
                   (a) Amount beneficially owned: 2,000,000
                   (b) Percent of class: 5.8%
                   (c)(i) Sole power to vote or direct the vote: 0
                     (ii) Shared power to vote or direct the vote: 2,000,000
                    (iii) Sole power to dispose or direct the disposition: 0
                     (iv) Shared power to dispose or direct the disposition:
                          2,000,000

         E. Terence M. O'Toole
                   (a) Amount beneficially owned: 2,000,000
                   (b) Percent of class: 5.8%
                   (c)(i) Sole power to vote or direct the vote: 0
                     (ii) Shared power to vote or direct the vote: 2,000,000
                    (iii) Sole power to dispose or direct the disposition: 0
                     (iv) Shared power to dispose or direct the disposition:
                          2,000,000

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable.

CUSIP No. 004398103                  13G                   Page 10 of 11 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Tinicum Lantern II, L.L.C., the general partner of TCP II and the Parallel Fund, has the power to direct the affairs of TCP II and the Parallel Fund, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Each of Eric M. Ruttenberg and Terence M. O'Toole is the co-managing member of Tinicum Lantern II, L.L.C. and in that capacity directs its operations.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of Group.

     Not Applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 004398103                  13G                   Page 11 of 11 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 8, 2007

                                          /s/ Terence M. O'Toole

                                          /s/ Eric M. Ruttenberg

                                          TINICUM CAPITAL PARTNERS II, L.P.
                                          By:  TINICUM LANTERN II, L.L.C.
                                          its   General Partner
                                          By: /s/ Eric M. Ruttenberg
                                          ----------------------------------
                                          Name:  Eric M. Ruttenberg
                                          Title: Co-Managing Member

                                          TINICUM CAPITAL PARTNERS II PARALLEL
                                          FUND, L.P.
                                          By:  TINICUM LANTERN II, L.L.C.
                                          its   General Partner
                                          By: /s/ Eric M. Ruttenberg
                                          --------------------------------------
                                          Name:  Eric M. Ruttenberg
                                          Title: Co-Managing Member


                                          TINICUM LANTERN II, L.L.C.
                                          By: /s/ Eric M. Ruttenberg
                                          --------------------------------------
                                          Name:  Eric M. Ruttenberg
                                          Title: Co-Managing Member